MONTHLY REPORT - OCTOBER, 2009

                          Providence Select Fund, LP
             The net asset value of a unit as of October 31, 2009
                was $573.64, down 5.6% from $607.81 per unit
                             as of September 30, 2009.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (1,603.584 units)at           $     974,679.92     1,789,191.21
   September 30, 2009
Addition of 8.226 units on October 1,                 5,000.00       178,012.02
   2009
Redemption of 25.221 units on October 31,           (14,467.78)     (605,210.74)
   2009
Net Income (Loss)                                   (55,082.44)     (451,862.79)
                                               ----------------  ---------------
Ending Net Asset Value (1,586.589 units)      $     910,129.70       910,129.70
   at October 31, 2009                         ================  ===============
Net Asset Value per Unit at
   October 31, 2009                           $         573.64

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $     (15,086.43)     (139,969.55)
         closed contracts

      Change in unrealized gain (loss) on open      (12,738.84)          441.48
         contracts

   Interest income                                       72.35         1,194.76
                                                ---------------  ---------------
Total: Income                                       (27,752.92)     (138,333.31)
Expenses:
   Brokerage commissions                              5,174.89        72,994.67
   Operating expenses                                 7,338.01        84,037.52
   Incentive fee                                          0.00             0.00
   Management fee                                         0.00             0.00
   Continuing service fee                             3,730.14        42,032.49
   Organizational & offering expenses                11,446.48       114,464.80
                                                ---------------  ---------------
Total: Expenses                                      27,329.52       313,529.48
                                                ===============  ===============
Net Income (Loss) - October, 2009          $        (55,082.44)     (451,862.79)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP